Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GLOBAL CASH ACCESS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-0723270
(State or other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
3525 East Post Road, Suite 120
Las Vegas, NV 89120
(Address of principal executive offices) (zip code)
Global Cash Access Holdings, Inc. 2005 Stock Incentive Plan
(Full title of the Plan(s))
Scott Betts
Global Cash Access Holdings, Inc.
3525 East Post Road, Suite 120
Las Vegas, NV 89120
702-855-3000
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)
Copies to:

Katie Lever, Esq.	Timothy J. Harris, Esq.
Global Cash Access Holdings, Inc.	Morrison & Foerster LLP
3525 East Post Road, Suite 120	755 Page Mill Road
Las Vegas, NV 89120	Palo Alto, CA 94304
702-855-3000	650-813-5600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
		offering	aggregate	Amount of
	Amount to	price	offering	registration
Title of Securities to be Registered	be registered (1)	per share	price	fee
Common Stock, $0.001 par value per share	1,931,400 (2)	$3.60 (3)	$6,953,040	$807.25

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that becomes issuable under the Global Cash Access Holdings, Inc. 2005 Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock. In addition, pursuant to Rule 416(c) of the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	Represents additional shares reserved effective January 1, 2011 for issuance under the Plan. Shares issuable under the Plan were initially registered on a Registration Statement on Form S-8 (No. 333-131904) filed with the Securities and Exchange Commission (the “Commission”) on February 16, 2006. Additional shares issuable under the Plan were subsequently registered on Registration Statements on Form S-8 (Nos. 333-14078, 333-149496, 333-157512 and 333-165264) filed with the Commission on February 26, 2007, March 3, 2008, February 25, 2009 and March 5, 2010 respectively.

(3)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The price of $3.60 per share represents the average of the high and low prices of the Registrant’s common stock on the New York Stock Exchange on February 14, 2011 (a date that is within five business days of the date of filing of this Registration Statement).

PART I
INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of Securities Act. Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed to register 1,931,400 additional shares of the Registrant’s common stock, par value $0.001 per share, reserved for issuance under the terms of the Plan. The contents of the Registration Statement on Form S-8 (No. 333-131904) filed by the Registrant (as defined below) with the Commission on February 16, 2006, the contents of the Registration Statement on Form S-8 (No. 333-140878) filed by the Registrant with the Commission on February 26, 2007, the contents of the Registration Statement on Form S-8 (No. 333-149496) filed by the Registrant with the Commission on March 3, 2008; the contents of the Registration Statement on Form S-8 (No. 333-157512) filed by the Registrant on February 25, 2009; and the contents of the Registration Statement on Form S-8 (No. 333-165264) filed by the Registrant on March 5, 2010 are hereby incorporated by reference into this Registration Statement.
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
There are hereby incorporated by reference in this Registration Statement the following documents previously filed with the Commission by Global Cash Access Holdings, Inc. (the “Registrant”):
(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Commission on March 15, 2010, which includes audited consolidated financial statements for the fiscal year ended December 31, 2009, which is the latest fiscal year for which audited financial statements have been filed.
(2) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010, and September 30, 2010, and filed with the Commission on May 7, 2010, August 6, 2009 and November 8, 2009, respectively.
(3) The Registrant’s Current Reports on Form 8-K filed with the Commission on February 10, 2010, February 23, 2010, March 16, 2010, March 31, 2010, April 8, 2010, April 27, 2010, May 4, 2010, May 5, 2010, July 21, 2010, August 4, 2010, September 2, 2010, October 7, 2010, November 3, 2010, November 18, 2010, February 2, 2011 and February 17, 2011.
(4) The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on September 16, 2005, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents except as to any portion of any future annual or quarterly report or document that is not deemed filed under such provisions. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Incorporated by reference to the Registrant’s Registration Statement on Form 8-A filed with the Commission on September 16, 2005, including any amendment or report filed for the purpose of updating such description.

Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation, or a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.
The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
The bylaws of the Registrant provide for the indemnification of its directors and officers to the fullest extent permitted under Delaware law. The bylaws of the Registrant also permit the Registrant to purchase and maintain insurance on behalf of any person against any liability that may be asserted against, or expenses that may be incurred by, any such person in connection with the Registrant’s activities, regardless of whether the Registrant would have the power to indemnify such persons against such liability under the provisions of its bylaws. The Registrant has purchased liability insurance for the benefit of its officers and directors. The Registrant has also entered into indemnification agreements with each of its executive officers and directors pursuant to which the Registrant is contractually obligated to fully indemnify each such person against all liabilities and expenses imposed upon, incurred by or paid by such person in connection with any claim, action or proceeding to which such person becomes subject by reason of his or her status as an officer or director of the Registrant or any of its subsidiaries.
The Registrant’s certificate of incorporation generally provides that its directors will not be liable to the Registrant or to its stockholders for monetary damages for a breach of a fiduciary duty. The Registrant’s bylaws provide for indemnification against all losses actually incurred by directors and officers in connection with any action, suit or proceeding relating to their position as a director or officer. The Registrant’s bylaws also provide for indemnification or reimbursement of expenses to any of its employees.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

4.1	(1)	Global Cash Access Holdings, Inc. 2005 Stock Incentive Plan

5.1		Opinion of Morrison & Foerster LLP

23.1		Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2		Consent of Deloitte & Touche LLP

24.1		Power of Attorney (see Signature Page)

(1)	Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 (No. 333-165264) filed by the Registrant on March 5, 2010.

Item 9. Undertakings.
(A) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, Global Cash Access Holdings, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on February 18, 2011.

GLOBAL CASH ACCESS HOLDINGS, INC.
By:	/s/ Scott Betts
Scott Betts
President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of Scott Betts and Kathryn Lever as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Scott Betts	Director, President and Chief Executive Officer	February 17, 2011
Scott Betts	(Principal Executive Officer)

/s/ Mary E. Higgins	Chief Financial Officer	February 15, 2011
Mary E. Higgins	(Principal Financial and Accounting Officer)

/s/ Geoff Judge Geoff Judge	Director	February 16, 2011

/s/ E. Miles Kilburn E. Miles Kilburn	Director	February 15, 2011

/s/ Fred Enlow Fred Enlow	Director	February 16, 2011

/s/ Patrick Olson Patrick Olson	Director	February 16, 2011

/s/ Mike Rumbolz Mike Rumbolz	Director	February 15, 2011

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1 (1)	Global Cash Access Holdings, Inc. 2005 Stock Incentive Plan

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (see Signature Page)

(1)	Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 (No. 333-165264) filed by the Registrant on March 5, 2010.